NEWS FOR IMMEDIATE RELEASE
October 20, 2010 CONTACT: Kristi J. Gravelle, Vice President of Finance and Accounting
(509) 568 - 7800

 Ambassadors Group, Inc. Reports Results for the Third Quarter of 2010 and an Increase in 2011 Enrolled Revenue

Spokane, WA. – October 20, 2010

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced $0.77 fully diluted per share earnings for the nine months ended September 30, 2010, a 44 percent decline over $1.37 fully diluted per share earnings for the same period one year ago. Net income for the nine months ended September 30, 2010 was $14.8 million, compared to $26.4 million for the same period in 2009. Delegates traveled declined 22 percent, resulting in a $40 million reduction in gross receipts year-over-year.  Gross margin as a percentage of gross receipts was 41 percent during both the nine months ended September 30, 2010 and 2009. Comparing the third quarters ended September 30, 2010 and 2009, fully diluted per share earnings decreased 42 percent to $0.37 in 2010 from $0.64 in 2009, and net income decreased 43 percent to $7.1 million in 2010 from $12.5 million in 2009.

“While we are disappointed in our financial results for 2010, we are encouraged by our progress for 2011,” stated Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc.  “As of October 17, 2010, our consolidated enrolled revenue for 2011 showed a 7 percent year over year improvement, compared to the same time last year.  Our core program line, Student Ambassador Programs, posted an 11 percent improvement in both enrolled participants and revenue. We believe this trend is a result of our concentrated marketing and sales efforts.

The resiliency of the Student Ambassador Program line is also visible in the 2010 financial results, specifically in maintaining a 41 gross margin percent in the midst of a 22 percent decline in delegates traveled.  The reduced gross receipts coupled with an increase in operating expenses resulted in operating income of $20.6 million, a 48 percent decrease from last year. In reviewing operating expenses, the majority of our sales and marketing expenses in Q3, and of course Q4, are for 2011 revenue. In addition, we are still on track to close our print and production facility by the end of the year, yet the financial benefits will not be gained until 2011.

Our core mission of connecting people though global classroom experiences continued at a very high success rate. Year-to-date, about 25,000 ambassadors logged over 253,000 hours of community service around the globe, traveled safely to 40 countries, and rated their travel experience even higher on the Net Promoter scale. Our Student Leaders participated in the ongoing reconstruction of New Orleans through our Remember Katrina program, interacted with many influential leaders, such as Spike Lee, Laura Bush and Katie Couric, and brought home new insights about leadership in the 21st century.  In addition, our Company had the opportunity to participate in NBC’s Education Nation Summit, allowing us to connect with teachers from across the country and promote how Ambassadors Group, Inc. assists in preparing youth through leadership and global experiences.”

Nine months ended September 30, 2010

During the nine months ended September 30, 2010, we traveled 25,224 People to People Ambassador Programs and Discovery Student Adventures delegates, a 22 percent decrease from the 32,454 delegates traveled during the same period one year ago. Comparing the nine months ended September 30, 2010 and 2009, gross receipts decreased 21 percent to $152.0 million from $192.5 million, and gross margin decreased 22 percent to $61.7 million from $78.8 million, respectively, both directly related to the decline in delegates traveled year-over-year.  For the nine months ended September 30, 2010, we maintained the 41 percent gross margin as a percent of gross receipts achieved in 2009. Gross receipts and gross margin for the nine months ended September 30, 2010 also include results of operations for BookRags of $2.2 million and $1.8 million, respectively. For the comparable period in 2009, BookRags reported $2.3 million and $2.1 million in gross receipts and gross margin, respectively.

Operating expenses for the nine months ended September 30, 2010 and 2009 were $41.2 million and $39.3 million, respectively. Selling and marketing expenses increased $1.6 million and general and administrative expenses increased $0.2 million. The increase is principally due to initiatives aimed at driving our 2011 campaign, promotional activities and higher personnel expenses as we engaged key management new hires.

Other income was $1.2 million for the nine months ended September 30, 2010, compared to $0.6 million for the nine months ended September 30, 2009. The increase in other income is a result of the nonrecurring foreign currency loss of $1.0 million related to our over-hedged foreign currency contracts in the first quarter of 2009, offset by a $0.4 million decrease in interest income from lower prevailing interest rates during the first nine months of 2010 compared to a year earlier.

Quarter ended September 30, 2010

During the third quarter of 2010, we traveled 11,025 People to People Ambassador Programs and Discovery Student Adventures delegates, a 1,942 decrease from 12,967 delegates traveling during the same quarter one year ago. Gross receipts in the third quarter of 2010 decreased 21 percent to $65.7 million from $82.8 million in the third quarter of 2009. Gross margin was $25.6 million in the third quarter of 2010 as compared to $33.2 million in the same period of 2009. Gross margin as a percentage of gross receipts decreased one percent to 39 percent in the third quarter of 2010 from 40 percent in the third quarter of 2009. Gross receipts and gross margin for the quarter ended September 30, 2010 also include results of operations for BookRags of $0.6 million and $0.5 million, respectively, compared to $0.7 million and $0.6 million, respectively, during the third quarter of 2009.

Operating expenses were $15.7 million in the third quarter of 2010 compared to $14.5 million in the third quarter 2009, an increase of 8 percent. Selling and marketing expenses increased $0.9 million primarily due to initiatives for our 2011 marketing campaign and increased personnel expenses related to key new hires made earlier in the year. General and administrative expenses increased $0.2 million as a result of higher personnel costs year-over-year.

The Company realized other income of $0.4 million in the third quarter of 2010, compared to $0.5 million in the third quarter of 2009. The $0.1 million decrease in other income represents lower interest income earned as a result of lower prevailing interest rates.

Balance Sheet and Cash Flow

Total assets at September 30, 2010 were $129.5 million, of which 60 percent, or $77.8 million, were cash, cash equivalents and short-term available-for-sale securities. Total assets at September 30, 2009 were $127.8 million, of which 63 percent, or $80.3 million, were cash, cash equivalents and short-term available-for-sale securities. Our deployable cash (see definition following the cash flow statement of the press release) increased 3 percent, to $57.0 million, in the third quarter of 2010 from $55.5 million in the third quarter of 2009. Participant deposits at September 30, 2010 and 2009 were $15.2 million and $16.5 million, respectively, an 8 percent decline primarily due to the decline in Student Leadership delegates expected to travel over the next two quarters as compared to the same period in 2009.

Cash provided by operations was $8.9 million and $12.7 million during the nine months ended September 30, 2010 and 2009, respectively. The $3.8 million decrease is mainly the result of lower current period earnings coupled with a decline in participant deposits and accounts payable, offset by an increase in prepaid expenses. Cash used in investing activities decreased $7.2 million to $5.8 million during the nine months ended September 30, 2010 compared to the same period in 2009, primarily due to a net increase in cash provided by the sale of available-for-sale securities.

Cash used in financing activities was $7.5 million and $3.5 million, respectively, during the nine months ended September 30, 2010 and 2009. Year-to-date we have distributed $3.5 million in cash dividends to our shareholders and have repurchased $4.8 million of common stock, offset by $0.7 million in proceeds from stock option exercises by employees. During the nine months ended September 30, 2009, we distributed $3.4 million in cash dividends to our shareholders and repurchased $0.4 million of common stock, offset by $0.3 million in proceeds from stock option exercises.

Outlook

As of October 17, 2010, enrolled revenue for 2011 travel programs in comparison to the same date one year ago increased 7 percent. Enrolled revenue was $124.4 million, driven by the 19,661 net enrolled participants for 2011 travel programs compared to $116.2 million in enrolled revenue on the same date one year ago driven by the 19,688 net enrolled participants for 2010 travel programs. Despite our enrolled participants being relatively flat year-over-year, the increase in enrolled revenue is due to an 11 percent growth in enrollments for our core Student Ambassador Programs.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have withdrawn. Enrolled revenue may not result in actual gross receipts recognized by the Company, due to variances in enrollments and withdrawals from Company programs compared to anticipated expectations.

The following summarizes our statements of operations for the quarters and nine months ended September 30, 2010 and 2009 (in thousands, except per share amounts):

	UNAUDITED
	Nine months ended September 30,		Quarter ended September 30,
	2010	2009	2010	2009
Gross receipts	$151,984	$192,461	$65,743	$82,770
Gross margin	$61,737	$78,774	$25,635	$33,201
Operating expenses:
Selling and marketing	31,048	29,411	12,200	11,281
General and administration	10,123	9,924	3,482	3,252
Total operating expenses	41,171	39,335	15,682	14,533

Operating income	20,566	39,439	9,953	18,668

Other income (expense)
Interest and dividend income	1,236	1,589	362	501
Foreign currency and other income (expense)	1	(961)	15	—
Total other income	1,237	628	377	501
Income before income tax	21,803	40,067	10,330	19,169
Income tax provision	6,967	13,637	3,188	6,664
Net income	$14,836	$26,430	$7,142	$12,505

Net income per share — basic	$0.78	$1.39	$0.38	$0.66
Weighted average shares outstanding – basic	19,069	19,048	18,979	19,051
Net income per share — diluted	$0.77	$1.37	$0.37	$0.64
Weighted average shares outstanding – diluted	19,294	19,356	19,185	19,451

Gross receipts reflect total payments received for directly and non-directly delivered programs, internet content sales, and advertising revenues. Gross margin consists of gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and for content. For directly delivered programs, we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation. For non-directly delivered programs, we primarily engage third-party operators to perform these services.

The following summarizes our balance sheet as of September 30, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED		AUDITED
	September 30,		December 31,
	2010	2009	2009
Assets
Cash and cash equivalents	$3,219	$3,207	$7,656
Available-for-sale securities and other	74,615	77,094	73,528
Foreign currency exchange contracts	1,340	1,255	1,076
Prepaid program cost and expenses	6,053	5,326	3,175
Accounts receivable	956	1,022	2,020
Deferred tax asset	—	—	25
Total current assets	86,183	87,904	87,480
Property and equipment, net	28,912	28,578	29,376
Available-for-sale securities	1,263	1,403	1,397
Deferred tax asset	—	157	—
Intangibles	3,253	2,698	2,822
Goodwill	9,781	6,911	6,911
Other long-term assets	110	118	109
Total assets	$129,502	$127,769	$128,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$11,556	$13,499	$5,188
Participants’ deposits	15,219	16,539	31,137
Deferred tax liability	109	—	—
Other liabilities	114	107	112
Total current liabilities	26,998	30,145	36,437
Deferred tax liability	54	258	652
Total liabilities	27,052	30,403	37,089
Stockholders’ equity	102,450	97,366	91,006
Total liabilities and stockholders’ equity	$129,502	$127,769	$128,095

The following summarizes our statements of cash flows for the nine months ended September 30, 2010 and 2009 (in thousands):
	UNAUDITED
	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$14,836	$26,430
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,500	3,250
Deferred income tax benefit	(321)	(24)
Stock-based compensation	1,551	1,344
Excess tax benefit from stock-based compensation	(77)	(25)
Loss on sale of assets	133	—
Write down of property and equipment	286	436
Loss on foreign currency contracts	—	962
Change in assets and liabilities:
Accounts receivable and other current assets	1,064	944
Prepaid program costs and expenses	(2,878)	(1,166)
Accounts payable, accrued expenses, and other current liabilities	6,721	8,184
Participants’ deposits	(15,919)	(27,627)
Net cash provided by operating activities	8,896	12,708
Cash flows from investing activities:
Proceeds from available-for-sale securities	51,360	46,218
Purchase of available-for-sale securities	(52,961)	(55,096)
Proceeds from sale of property and equipment	75	19
Purchase and construction of property and equipment	(3,534)	(3,610)
Purchase of intangibles	(725)	(519)
Adjustments to goodwill	—	(13)
Net cash used in investing activities	(5,785)	(13,001)
Cash flows from financing activities:
Dividend payment to shareholders	(3,452)	(3,431)
Repurchase of common stock	(4,830)	(409)
Proceeds from exercise of stock options	657	337
Excess tax benefit from stock-based compensation	77	25
Capital lease payments and other	—	(11)
Net cash used in financing activities	(7,548)	(3,489)
Net decrease in cash and cash equivalents	(4,437)	(3,782)
Cash and cash equivalents, beginning of period	7,656	6,989
Cash and cash equivalents, end of period	$3,219	$3,207

Our Company is organized into two reporting segments, (1) “Ambassador Programs and Other,” which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types, and (2) “BookRags,” which provides online research capabilities through book summaries, critical essays, online study guides, lesson plans, biographies, and references to encyclopedia articles.

The following presents segment operating performance during the three and nine months ended September 30, 2010 and 2009 (in thousands):

	UNAUDITED
	Nine months ended September 30,		Quarter ended September 30,
	2010	2009	2010	2009
Gross margin:
Ambassador Programs and Other	$59,915	$76,715	$25,111	$32,641
BookRags	1,822	2,059	524	560
Total consolidated gross margin	$61,737	$78,774	$25,635	$33,201

Operating income:
Ambassador Programs and Other	$19,899	$38,106	$9,844	$18,331
BookRags	667	1,333	109	337
Total operating income	$20,566	$39,439	$9,953	$18,668

Assets:
Ambassador Programs and Other	$114,686	$116,474
BookRags	14,816	11,295
Total assets	$129,502	$127,769

Deployable cash is a non-GAAP liquidity measure, and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. Free cash flow is a non-GAAP cash flow measure, and is calculated as cash flow from operations less purchase of property, plant, equipment and intangibles. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for current and future business opportunities, as well as for use in operations.

The following summarizes deployable cash as of September 30, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2010	2009	2009
Cash, cash equivalents and short-term available-for-sale securities	$77,834	$80,301	$81,184
Prepaid program cost and expenses	6,053	5,326	3,175
Less: Participants’ deposits	(15,219)	(16,539)	(31,137)
Less: Accounts payable / accruals / other liabilities	(11,670)	(13,606)	(5,300)
Deployable cash	$56,998	$55,482	$47,922

The following summarizes free cash flow for the nine months ended September 30, 2010 and 2009, and December 31, 2009 (in thousands):
	UNAUDITED
	September 30,		December 31,
	2010	2009	2009
Cash flow from operations as reported	$8,896	$12,708	$16,138
Purchase of property, equipment and intangibles	(4,259)	(4,129)	(5,883)
Free cash flow	$4,637	$8,579	$10,255

Quarterly conference call and webcast

Our Company will host a conference call to discuss third quarter 2010 results of operations on Thursday, October 21, 2010, at 8:30 A.M. Pacific Time. You may join the call by dialing 888-401-4685, then use the pass code: 3578014.  Or, you may join the call via the internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-203-1112 using the same pass code, as well as visit www.ambassadorsgroup.com/EPAX. Post-view dial-in and Webcast access will be available beginning October 22, 2010

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 2, 2010, proxy statement filed April 13, 2010 and 10-Q filed on August 6, 2010.